NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON MORTGAGE LOAN

NEW YORK, NEW YORK (July 30, 2015) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) announced that a subsidiary of Griffin closed on an $18.0 million nonrecourse mortgage loan (the “Mortgage Loan”) with 40|86 Mortgage Capital, Inc. The Mortgage Loan is collateralized by three industrial buildings aggregating approximately 392,000 square feet in New England Tradeport (“Tradeport”), Griffin’s industrial park located in Windsor and East Granby, Connecticut. The Mortgage Loan has a fixed interest rate of 4.33% and a fifteen year term, with payments based on a thirty year amortization schedule. The mortgage proceeds were used to refinance the maturing mortgage on these buildings that had a principal balance of approximately $17.9 million and an interest rate of 5.73%.

At closing, Griffin received cash proceeds from the Mortgage Loan (before financing costs) of $14.9 million and the remaining $3.1 million of mortgage proceeds were deposited into escrow. As per the terms of the Mortgage Loan, $2.5 million of the escrowed proceeds will be released to Griffin when the tenant that currently leases approximately 88,000 square feet on a month-to-month basis in one of the Tradeport buildings that collateralizes the Mortgage Loan extends into a long-term lease for its space under agreed upon terms. The other $0.6 million of mortgage proceeds deposited into escrow will be released to Griffin when tenant improvement work for a full building tenant in an approximately 138,000 square foot Tradeport building that also collateralizes the Mortgage Loan is completed. Griffin expects to receive all of the mortgage proceeds held in escrow by the end of this fiscal year.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward looking statements include the statements concerning the extension of a lease currently on a month-to-month basis to a long-term lease, the timing on completing tenant improvement work in a Tradeport building that collateralizes the Mortgage Loan and the release to Griffin of the mortgage proceeds deposited into escrow. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.